Exhibit 99.1

ChinaNet Online Holdings Reports Fourth Quarter and Full Year 2012 Financial Results

Management to host conference call on Wednesday, April 17th at 8:30 a.m. ET

BEIJING, April 17, 2013 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq: CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the fourth quarter and full year 2012.

Summary Financials

Fourth Quarter 2012 Results (USD) (Unaudited)

	Q4 2012	Q4 2011	CHANGE
Sales	$8.3 million	$6.2 million	+34%
Gross Profit	$4.8 million	$3.0 million	+60%
Gross Margin	57.7%	49.0%	+18%
Net Income Attributable to Common Stockholders	$1.2 million	-$3.9 million	N/A
Adjusted Net Income Attributable to Common Stockholders	$1.4 million(1)	-$1.8 million(2)	N/A
EPS (Diluted)	$0.06	-$0.19	N/A
Adjusted EPS (Diluted)	$0.06(1)	-$0.08(2)	N/A
(1) Non-GAAP adjusted net income attributable to common stockholders and EPS excludes $0.2 million non-cash charge of the changes in fair value of the contingent consideration receivables related to make good provisions upon acquisition of VIEs for the three months ended December 31, 2012.

(2) Non-GAAP adjusted net income attributable to common stockholders and EPS excludes: (1) $0.7 million non-cash gain on deconsolidation of a subsidiary and $0.2 million of the related deferred income tax expenses; (2) $0.1 million of non-cash charge of the changes in fair value of the contingent consideration receivables related to make good provisions upon acquisition of VIEs; and (3) $2.6 million of non-cash stock compensation expenses recognized for restricted stock and options issued to management, directors and employees for the three month ended December 31, 2011.

Fourth Quarter 2012 Financial Results

Revenues increased by $2.1 million to $8.3 million for the three months ended December 31, 2012 compared to the three months ended December 31, 2011, representing a 34% increase.

Mr. Handong Cheng, Chairman and CEO of the Company stated, "Our strong financial results for the second half of 2012 reflects successful execution of our long term strategy. We continued investing in new services such as brand management and sales channel building during the 2011 and 2012 economic downturn. Those investments have started to not only expand our client base but also gradually contribute to our overall revenue and profit growth."

Fourth Quarter 2012 Revenue Breakdown by Business Unit (USD in thousands)

	Q4 2012%		Q4 2011%		% Change
Internet Advertisement	$6,013	73%	$3,547	57%	+70%
TV Advertisement	$703	8%	$1,692	27%	-58%
Bank Kiosk	$68	1%	$72	1%	-6%
Brand Mgmt. & Sales Channel Building	$1,467	18%	$886	14%	+66%

Revenue from Internet advertisements for the three months ended December 31, 2012 increased by 70% to $6.0 million compared to the three months ended December 31, 2011, primarily due to the additional revenues from Sou Yi Lian Mei (“SOOE”), the company ChinaNet acquired in December 2011. Sales of brand management and sales channel building services increased by 66% to $1.5 million, representing 18% of total sales for the three months ended December 31, 2012. This increase was due to an increase in the average advertising spending per customer from larger-sized clients. TV advertising revenues fell to $0.7 million in the fourth quarter of 2012 from $1.7 million in the fourth quarter of 2011.

Gross profit for the three months ended December 31, 2012 was $4.8 million, up 60% from $3.0 million in the same period one year ago. Gross margin was 57.7%, an improvement from 40.1% in the third quarter of 2012 and 49% in the fourth quarter of 2011.

Operating expenses for the three months ended December 31, 2012 were approximately $3.1 million, down substantially from $7.5 million in the comparable period in 2011. General and administrative expenses fell by $3.5 million to $1.7 million due to lower non-cash bad debts provision and stock compensation expenses.

The Company had $1.7 million of operating income in the three months ended December 31, 2012 compared to $4.5 million of operating loss in the same period one year ago. Operating margin was 20.6% in the fourth quarter of 2012.

Net income attributable to common stockholders for the three months ended December 31, 2012 was $1.2 million and earnings per share was $0.06, compared to -$3.9 million and -$0.19 for the three months ended December 31, 2011, respectively.

Non-GAAP adjusted net income attributable to common stockholders for the three months ended December 31, 2012 was $1.4 million and adjusted earnings per share was $0.06, compared to -$1.8 million and -$0.08 for the three months ended December 31, 2011, respectively.

Full Year 2012 Results (USD)

	FY 2012	FY 2011	CHANGE
Sales	$46.6 million	$28.7 million	+62%
Gross Profit	$15.0 million	$16.7 million	-10%
Gross Margin	32.3%	58.1%	-44%
Net Income Attributable to Common Stockholders	$3.0 million	$2.6 million	+15%
Adjusted Net Income Attributable to Common Stockholders	$3.2 million(1)	$4.5 million(2)	-31%
EPS (Diluted)	$0.14	$0.14	0%
Adjusted EPS (Diluted)	$0.14(1)	$0.24(2)	-42%
(1) Non-GAAP adjusted net income attributable to common stockholders and EPS exclude a $0.2 million non-cash charge of the changes in fair value of the contingent consideration receivables for the year ended December 31, 2012.

(2) Non-GAAP adjusted net income attributable to common stockholders and EPS excludes: (1) $0.9 million non-cash gain on deconsolidation of subsidiaries and $0.2 million of the related deferred income tax expenses; (2) $0.1 million non-cash charge of the changes in fair value of the contingent consideration receivables related to make good provisions upon acquisition of VIEs; and (3) $2.6 million non-cash stock compensation expense recognized for restricted stock and options issued to management, directors and employees for the year ended December 31, 2011.

Year Ended December 31, 2012 Revenue Breakdown by Business Unit (USD in thousands)

	FY 2012%		FY 2011%		% Change
Internet Advertisement	$21,366	46%	$19,981	70%	+7%
TV Advertisement	$20,454	44%	$6,434	22%	+218%
Bank Kiosk	$282	1%	$487	2%	-42%
Brand Mgmt. & Sales Channel Building	$4,498	10%	$1,829	6%	+146%

Net revenues for the year ended December 31, 2012 increased by 62% to $46.6 million compared to $28.7 million for the year ended December 31, 2011. Higher revenues from Internet and TV advertisement and brand management and sales channel building services offset lower revenues from the bank kiosk segment.

Total cost of revenues increased to $31.6 million for the year ended December 31, 2012 from $12.0 million for the same period in 2011. The increase of total cost of revenues for the year ended December 31, 2012 was primarily due to the significant increase in costs associated with the TV advertising business segment.

Gross profit for the year ended December 31, 2012 was $15.0 million compared to $16.7 million in the same period a year ago. Gross margin decreased to 32.3% from 58.1% for the same period in 2011 as a result of the significant increase in revenues from TV advertising, which is a lower margin business. Revenues from TV advertising accounted for approximately 44% of total revenues in the year ended December 31, 2012 compared to 22% for 2011.

Operating expenses for the year ended December 31, 2012 were approximately $10.5 million, representing a decrease of 22% from $13.5 million in the comparable period in 2011. Even excluding the absence of $1.9 million non-recurring stock compensation expenses related to restricted stock and options granted to management and employees in November 2011, the Company successfully reduced expenses across the board, with year-over-year declines in general and administrative and selling expenses. Research and development expenses were $1.8 million for the twelve months ended December 31, 2012 compared to $2.1 million in the comparable period a year ago due to the absence of a $0.7 million non-cash, non-recurring R&D expense related to restricted stock and options granted to management and employees in November 2011.

Operating income for the year ended December 31, 2012 was $4.5 million, representing an operating margin of 9.7% compared to $3.2 million and 11.0%, respectively, in the same period one year ago.

GAAP net income attributable to common stockholders for the fiscal year 2012 was $3.0 million and earnings per share was $0.14 compared to $2.6 million and $0.14 for the fiscal year of 2011, respectively. Non-GAAP adjusted net income attributable to common stockholders and earnings per share for 2012 were $3.2 million and $0.14, respectively. The weighted average shares outstanding for the fiscal year of 2012 and 2011 was 22.2 million shares and 18.8 million shares, respectively.

Balance Sheet and Cash Flow

The Company had $5.5 million in cash and cash equivalents as of December 31, 2012, compared to $10.7 million as of December 31, 2011, working capital of $25.2 million, compared to $27.0 million as of December 31, 2011, and a current ratio of 3.5 to 1 compared 4.5 to 1 as of December 31, 2011. Total shareholders’ equity of ChinaNet was $44.2 million at December 31, 2012 compared to $41.7 million at December 31, 2011.

The Company generated $5 million of cash inflows from operations for the full year of 2012 compared to a $0.6 million of cash outflow for the full year of 2011.

Guidance for 2013

Management anticipants to release the revenues and net income guidance for fiscal year 2013 in May 2013.

Business Updates

ChinaNet participated as a judge and sponsor for the 2012 International Youth Innovation Games during December 2012. The event, supported by China’s Ministry of Education, signified support of youth innovation by academia, government and private entities.

Liansuo.com, the Company’s subsidiary, signed an agreement to help Super 8 International Limited expand its franchise outside the U.S. Super 8 International, a subsidiary of Wyndham Worldwide, is one of the largest hotel operators in the world with more than 2,600 hotels. Liansuo.com will help Super 8 International build a strong brand in China through traditional and online marketing.

ChinaNet continued to build its international presence by participating in two major international franchise exhibitions – the Korean Chain Industry Fair in December 2012 and the Beijing Franchise Expo in April 2013.

Conference Call

Date:	Wednesday, April 17, 2013
Time:	8:30 a.m. Eastern Time
Conference Line (U.S.):	1-877-317-6776
International Dial-In:	1-412-317-6776
Conference ID:	10027127
Webcast:	http://webcast.mzvaluemonitor.com/Cover.aspx?PlatformId=1071

A power point presentation will be available for downloading on the date of the conference call on ChinaNet’s corporate website www.chinanet-online.com; under Investor Relations-News/Events-Events and Presentations.

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available until 8:30 a.m. Eastern Time on April 24, 2013. To listen, call 1-877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Please use the replay pin number 10027127.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI, is a leading business to business Internet technology company focusing on providing online-to-offline sales channel expansion service for small and medium-sized enterprises and entrepreneurial management and networking service for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management and sales channel solutions, and cloud-computing based management tools, expected to be officially commercialized in 2013. Website: http://www.chinanet-online.com.

About Non-GAAP Financial Measures

To supplement the audited consolidated statement of income and comprehensive income presented in accordance with GAAP, we are also providing non-GAAP measures of income from operations, income before income tax expenses, net income, net income attributable to us, net income attributable to our common stockholders and basic and diluted earnings per share for the year ended December 31, 2012 and 2011, which are adjusted from results based on GAAP to exclude the non-cash gain and expenses recorded, which related to changes in fair value of contingent consideration receivables related to the “make-good” provisions upon acquisition of VIEs for the year ended December 31, 2012; the gain on deconsolidation of subsidiaries, the related deferred income tax expenses, changes in fair value of contingent consideration receivables related to the “make-good” provisions upon acquisition of VIEs, and non-cash share-based compensation expenses recognized for the restricted stock and common stock purchase options issued to our management, directors and employees for the year ended December 31, 2011. The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We use both GAAP and non-GAAP information in evaluating our operating business results internally and therefore deemed it important to provide all of this information to investors.

The following table presents reconciliations of our non-GAAP financial measures to the audited consolidated statements of income and comprehensive income for the years ended December 31, 2012 and 2011 (all amounts, except number of shares and per share data, are presented in thousands of US dollars):

	Year Ended December 31,
	2012		2011
	GAAP	NON GAAP	GAAP	NONGAAP
	US$	US$	US$	US$

Gross Profit	$15,042	$15,042	$16,704	$16,704

Operating expenses
Selling expenses	2,683	2,683	3,506	2,827
General and administrative expenses	6,030	6,030	7,904	6,647
Research and development expenses	1,819	1,819	2,132	1,461
	10,532	10,532	13,542
				10,935

Income from operations	4,510	4,510	$3,162
Adjusted income from operations				$5,769

Other income (expenses):
Changes in fair value of contingent consideration receivables	(160)	-	(70)	-
Interest income	186	186	13	13
Gain on deconsolidation of subsidiaries	-	-	925	-
Other (expenses) income	(150)	(150)	5	5
	(124)		873
		36		18
Income before income tax expense, equity method investments and noncontrolling interests	4,386		4,035
Adjusted income before income tax expense, equity method investments and noncontrolling interests		4,546		5,787
Income tax expense	529	529	1,035	827
Income before equity method investments and noncontrolling interests	3,857		3,000
Adjusted income before equity method investments and noncontrolling interests		4,017		4,960
Share of losses in equity investment affiliates	(449)	(449)	(219)	(219)
Net income	3,408		2,781
Adjusted net income		3,568		4,741
Net (income) loss attributable to noncontrolling interest	(412)	(412)	214	214
Net income attributable to ChinaNet Online Holdings, Inc.	2,996		2,995
Adjusted net income attributable to ChinaNet Online Holdings, Inc.		3,156		4,955
Dividend for series A convertible preferred stock	-	-	(407)	(407)
Net income attributable to common shareholders of ChinaNet Online	$2,996		$2,588
Adjusted net income attributable to common shareholders of ChinaNet Online		$3,156		$4,548

Earnings per common share-Basic	$0.14		$0.14
Adjusted earnings per common share-Basic		$0.14		$0.25

Earnings per common share-Diluted	$0.14		$0.14
Adjusted earnings per common share-Diluted		$0.14		$0.24

Weighted average number of common shares outstanding:
Basic	22,185,556	22,185,556	18,545,609	18,545,609
Diluted	22,185,556	22,185,556	18,759,240 (1)	20,384,766 (2)

(1)
For the year ended December 31, 2011, the effect of the 1,625,526 incremental shares resulted from assumed conversion of the convertible preferred stock was not included, because its effect was anti-dilutive under GAAP measures.

(2)
For the year ended December 31, 2011, the effect of the 1,625,526 incremental shares resulted from assumed conversion of the convertible preferred stock was included, because the effect was dilutive for not including the non-cash gain and expenses related to the non-recurring transactions incurred under NON-GAAP measures.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares)

	As of December 31,
	2012	2011
	(US $)	(US $)
Assets
Current assets:
Cash and cash equivalents	$5,483	$10,695
Term deposit	3,357	-
Accounts receivable, net	8,486	4,444
Other receivables, net	3,103	3,631
Prepayment and deposit to suppliers	14,596	15,360
Due from related parties	210	324
Contingent consideration receivables	-	159
Other current assets	136	129
Deferred tax assets-current	50	-
Total current assets	35,421	34,742

Investment in and advance to equity investment affiliates	959	1,396
Property and equipment, net	1,636	1,902
Intangible assets, net	7,167	8,151
Goodwill	11,083	10,999
Deferred tax assets-non current	652	92
Total Assets	$56,918	$57,282

Liabilities and Equity
Current liabilities:
Accounts payable	$110	$268
Advances from customers	1,065	724
Accrued payroll and other accruals	904	616
Due to equity investment affiliate	-	220
Due to related parties	-	161
Payable for acquisition	1,266	550
Taxes payable	6,683	5,040
Other payables	217	114
Dividend payable	-	5
Total current liabilities	10,245	7,698
Long-term liabilities:
Deferred tax liability-non current	1,689	1,893
Long-term borrowing from director	139	137
Total Liabilities	12,073	9,728

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,186,540 shares and 22,146,540 shares at December 31, 2012 and 2011, respectively)	22	22
Additional paid-in capital	20,008	20,747
Statutory reserves	2,296	2,117
Retained earnings	19,505	16,688
Accumulated other comprehensive income	2,393	2,132
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	44,224	41,706

Noncontrolling interests	621	5,848
Total equity	44,845	47,554

Total Liabilities and Equity	$56,918	$57,282

CHINANET ONLINE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except for number of shares and per share data)

	Year Ended December 31,
	2012	2011
	(US $)	(US $)
Sales
From unrelated parties	$46,403	$28,105
From related parties	197	626
	46,600	28,731
Cost of sales	31,558	12,027
Gross margin	15,042	16,704

Operating expenses
Selling expenses	2,683	3,506
General and administrative expenses	6,030	7,904
Research and development expenses	1,819	2,132
	10,532	13,542

Income from operations	4,510	3,162

Other income (expenses)
Changes in fair value of contingent consideration receivables	(160)	(70)
Interest income	186	13
Gain on deconsolidation of subsidiaries	-	925
Other (expenses)/income	(150)	5
	(124)	873

Income before income tax expense, equity method investments and noncontrolling interests	4,386	4,035
Income tax expense	529	1,035
Income before equity method investments and noncontrolling interests	3,857	3,000
Share of losses in equity investment affiliates	(449)	(219)
Net income	3,408	2,781
Net (income) / losses attributable to noncontrolling interests	(412)	214
Net income attributable to ChinaNet Online Holdings, Inc.	2,996	2,995
Dividend of Series A convertible preferred stock	-	(407)
Net income attributable to common stockholders of ChinaNet Online Holdings, Inc.	$2,996	$2,588

Net income	3,408	2,781
Foreign currency translation gain	267	1,254
Comprehensive Income	$3,675	$4,035
Comprehensive (income) / losses attributable to noncontrolling interests	(418)	162
Comprehensive income attributable to ChinaNet Online Holdings, Inc.	$3,257	$4,197

Earnings per share
Earnings per common share
Basic	$0.14	$0.14
Diluted	$0.14	$0.14

Weighted average number of common shares outstanding:
Basic	22,185,556	18,545,609
Diluted	22,185,556	18,759,240

CHINANET ONLINE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011
	(US $)	(US $)

Cash flows from operating activities
Net income	$3,408	$2,781
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,637	1,012
Share-based compensation expenses	48	2,900
Changes in fair value of contingent consideration receivables	160	70
Allowances for doubtful debts	1,141	2,583
Share of losses in equity investment affiliates	449	219
Gain on deconsolidation of subsidiaries	-	(925)
Loss / (gain) on disposal of property and equipment	2	(3)
Deferred taxes	(828)	27
Changes in operating assets and liabilities
Accounts receivable	(5,516)	(2,100)
Other receivables	1,400	5,276
Prepayment and deposit to suppliers	882	(11,247)
Due from related parties	117	(130)
Other current assets	(5)	(197)
Accounts payable	(158)	27
Advances from customers	335	(1,575)
Accrued payroll and other accruals	285	166
Due to director	-	(559)
Due to Control Group	-	(82)
Due to related parties	(4)	(139)
Other payables	72	490
Taxes payable	1,603	803
Net cash provided by (used in) operating activities	5,028	(603)

Cash flows from investing activities
Purchases of vehicles and office equipment	(314)	(741)
Purchase of intangible assets	-	(1,445)
Short-term loan to unrelated entities	(475)	-
Project development deposit to a third party	(2,453)	-
Refund of project development deposit from a third party	2,453	-
Cash from acquisition of VIEs	-	330
Cash effect on deconsolidation of VIEs	-	(1,670)
Long-term investment in and advance to equity investment affiliates	-	(1,712)
Disposal of investment in and loan repayment from equity investment affiliate	-	8,885
Payment for acquisition of VIEs	(5,775)	(9,731)
Placement of term deposit	(3,355)	-
Net cash used in investing activities	(9,919)	(6,084)

Cash flows from financing activities
Cash investment contributed by noncontrolling interests	-	378
Dividend paid to convertible preferred stockholders	(5)	(657)
Short-term loan borrowed from an equity investment affiliate	316	216
Short-term loan repaid to an equity investment affiliate	(538)	-
Repayment to legal (nominal) shareholders of Shanghai Jing Yang	(158)	-
Capital contributions received in advance from new shareholders of Zhao Shang Ke Hubei before deconsolidation	-	1,545
Net cash (used in) provided by financing activities	(385)	1,482

Effect of exchange rate fluctuation on cash and cash equivalents	64	310

Net decrease in cash and cash equivalents	(5,212)	(4,895)

Cash and cash equivalents at beginning of the year	10,695	15,590
Cash and cash equivalents at end of the year	$5,483	$10,695